Exhibit 10.54

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (this “Agreement”), dated as of July 8, 2003, is made between EINSTEIN AND NOAH CORP., a Delaware corporation (the “Grantor”), and THE BANK OF NEW YORK, in its capacity as trustee, as Collateral Agent (together with its successor(s) thereto, in such capacity the “Collateral Agent”) for each of the Secured Parties;

W I T N E S S E T H :

WHEREAS, New World Restaurant Group, Inc., a Delaware corporation (the “Issuer”), the Subsidiaries of the Issuer and the Collateral Agent, as trustee, have entered into an Indenture, dated as of June 8, 2003 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Indenture”), and in connection therewith, the Issuer has issued (the “Notes Issuance”) its Senior Secured Increasing Rate Notes due 2003 (and its Senior Secured Increasing Rate Notes due 2003, Series B to be issued in exchange therefor) (collectively, the “Notes”);

WHEREAS, the Grantors have entered into that certain Loan and Security Agreement, dated as of July 8, 2003 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Loan Agreement”) among the financial institutions named therein (the “Senior Lenders”) as lenders, Amsouth Bank, as the agent (the “Agent”), and Amsouth Capital Corp., as the administrative agent, pursuant to which such lenders have agreed to make certain loans and other financial accommodations to the Grantors from time to time, which Loan Agreement is referenced as the Senior Credit Facility under the Indenture, and the other Grantors hereto have each entered into various agreements granting Liens to the Agent for the benefit of the Senior Lenders as well;

WHEREAS, in connection with the Indenture, the Grantor has executed and delivered a Pledge and Security Agreement, dated as of July 8, 2003 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Pledge and Security Agreement”);

WHEREAS, as a condition precedent to the Notes Issuance, the Grantor is required to execute and deliver this Agreement and to grant to the Collateral Agent a continuing security interest in all of the Patent Collateral (as defined below) to secure all Secured Obligations;

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement; and

WHEREAS, it is in the best interests of each Grantor to execute this Agreement inasmuch as such Grantor will derive substantial direct and indirect benefits from proceeds of the Notes issued by the Issuer;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in order to induce the Holders to acquire the Notes and maintain the Indebtedness evidenced thereby, the Grantor agrees, for the benefit of each Secured Party, as follows:

SECTION 1.  Definitions.  Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Pledge and Security Agreement.

SECTION 2.  Grant of Security Interest.  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to secure all of the Secured Obligations, the Grantor does hereby mortgage, pledge and hypothecate to the Collateral Agent, and grant to the Collateral Agent a security interest in, for its benefit and the benefit of each Secured Party, all of the following property (the “Patent Collateral”), whether now owned or hereafter acquired or existing by it:

(a)  all letters patent and applications for letters patent throughout the world, including all patent applications in preparation for filing anywhere in the world and including each patent and patent application referred to in Item A of Schedule III attached hereto;

(b)  all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a);

(c)  all patent licenses, including each patent license referred to in Item B of Schedule III attached hereto; and

(d)  all proceeds of, and rights associated with, the foregoing (including license royalties and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, including any patent or patent application referred to in Item A of Schedule III attached hereto, and for breach or enforcement of any patent license, including any patent license referred to in Item B of Schedule III attached hereto, and all rights corresponding thereto throughout the world.

SECTION 3.  Pledge and Security Agreement.  This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Collateral Agent in the Patent Collateral with the United States Patent and Trademark Office and corresponding offices in other countries of the world.  The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Collateral Agent for its benefit and the benefit of each Secured Party under the Pledge and Security Agreement.  The Pledge and Security Agreement (and all rights and remedies of the Collateral Agent and each Secured Party thereunder) shall remain in full force and effect in accordance with its terms.

SECTION 4.  Release of Security Interest.  Upon payment in full in cash of all Secured Obligations, the Collateral Agent shall, at the Grantor’s expense, execute and deliver to the Grantor all instruments and other documents as may be necessary or proper to release the lien on and security interest in the Patent Collateral which has been granted hereunder.

SECTION 5.  Acknowledgment.  The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

SECTION 6.  Related Document, etc.  This Agreement is a Related Document executed pursuant to the Indenture and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Indenture.

SECTION 7.  Counterparts.  This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

[Signature page to Patent Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

EINSTEIN AND NOAH CORP., a Delaware corporation

By
Name:
Title:

THE BANK OF NEW YORK, as Collateral Agent

By
Name:
Title: